October  24,  1997

Mr.  Jack  Marshall
AltaVista  Technologies,  Inc.
1671  Dell  Avenue,  Suite  209
Campbell,  CA  95008

Engagement  Letter
Business  Development  Services

Situation  and  Objectives

AltaVista Technologies, Inc. (the "Client") would like Kremen, Father & Partners (the "Firm") to help develop the Client and refer potential investors to the Client.

Study  Plan

The Firm will use Client materials such as the business plan, publications, and other materials and Firm contacts to identify and introduce potential investors tot he Client.

The firm will provide business plan and development advice to the Client. From time-to-time, the firm will assist the Client's Officers with advice on business structure, markets, and communications with potential investors. Upon commencement, the Firm will suggest revisions in the business plan to facilitate investor referrals.

The Firm is not obligated to cultivate any specific investors nor is the Client obligate to communicate with or accept any specific investor introduced by the Firm. The Firm does not warrant the qualifications or legal acceptability of potential investors. The Client will be responsible for all accounting, legal, and financing activities. The Client will be responsible for all requirements and liabilities of relationships with parties that invest in the Client.

Structure  and  Fees

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Engagement Number:    VC01

Engagement Director:  Jack Marshall

Team Members:         Kremen, Father & Partners and others as required by the Firm

Subject Matter:       Business Development Services

Billing Rate:         For the cash component of the following, retroactive to August 1, 1977: $3,000 in reduction of amount per month due for the past purchase of $50,000 of Alta vista Series C stock. Additionally "bargain" options to purchase 1% of the
                      Company on a fully diluted for every three months of successful work (if not fully successful on a vested on a pro-rata weighted average). A work list will be provided (to be agreed upon mutually) for November 1997 and every month beyond. With respect to find raising, We are to be compensated on a standard
                      Lehman compensation formula (attached in finders agreement). With respect to partner finding, we are to be compensated as according to a standard independent sales agreement (attached).

Expenses:             Due in cash as described in the Firm's then current Expense Policy.

Additional Terms:     The Firm will seek prior oral approval from the ED for single expense items over $250.00 or monthly expenses over $500.00

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                      The Firm may choose to bill the Client in order to time bills for collection at financial closings, meet management needs, improve collection, and meet other needs of the Firm. The Firm may designate individual owners of common stock or options due the Firm as payment for fundraising and consulting services. The
                      Client agrees to issue such instruments in the names designated by the Firm provided the designees accept and agree to the Client's standard subscription agreement.
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Acceptance
s. Gary Kremen        Date: 10-31-97
----------------
Gary  Kremen
Kremen, Father & Partners
843 Montgomery, Suite 300
San Francisco, CA 94133

Client warrants that it has read this entire engagement letter, fully understands the engagement letter, agrees to all terms and conditions herein, and authorizes the work described herein.

s.  Jack Marshall     Date: 10-30-97
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Mr. Jack Marshall
AltaVista Technologies, Inc.
1671 Dell Avenue, Suite 209
Campbell, CA 95008

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